Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
July 29, 2008

CONTACT:	Blake Barnett (949) 759-5900
AMBASSADORS INTERNATIONAL, INC. REPORTS RESULTS
FOR THE SECOND QUARTER 2008
Newport Beach, California, July 29, 2008 — Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $80.6 million for the three months ended June 30, 2008, compared to $80.3 million for the three months ended June 30, 2007, an increase of $0.3 million. Loss before provision for income taxes for the three months ended June 30, 2008 was $2.4 million compared to $1.9 million for the three months ended June 30, 2007.
For the three months ended June 30, 2008, the Company reported a tax provision of $21,000 due to its policy established in the fourth quarter of 2007 in which the Company records a valuation allowance equal to 100% of its domestic deferred tax assets. This is in contrast to a tax benefit of $7.7 million which was recorded in the second quarter of 2007. As a result, the Company reported a net income of $5.8 million, or $0.48 per diluted share for the three months ended June 30, 2007, compared to a net loss of $2.4 million, or $0.22 per diluted share, for the three months ended June 30, 2008. Adjusting for the effects of the valuation allowance, the Company would have recorded a tax provision of $0.5 million for the quarter ended June 30, 2007. On a comparable year-over-year basis, adjusting for the effects of the valuation allowance, net loss for the three months ended June 30, 2007 would have been $2.4 million or $0.22 per diluted share compared to net loss of $2.4 million or $0.22 per diluted share for the three months ended June 30, 2008.
Comparison of Second Quarter Results
Revenues in the second quarter of 2008 were $80.6 million compared to $80.3 million in the second quarter of 2007, an increase of $0.3 million. Marine revenues in the second quarter of 2008 increased $2.7 million over the second quarter of 2007 as a result of an increase in sales in Bellingham Marine, the Company’s marina construction business. Our travel, incentive and event related revenue in the second quarter of 2008 increased $0.1 million over the same period in 2007 primarily due to an increase in program volume. Cruise revenues decreased $2.4 million in the second quarter of 2008 over the same period in 2007 due to $1.6 million decline in revenue from Windstar Cruises which was acquired in April 2007 and $0.8 million decline in revenue from Majestic America Line. Additionally, a decrease of $0.2 million in insurance premiums earned on existing insurance programs as a result of not entering into any new programs in 2008 also offset the increase in revenue for the three months ended June 30, 2008.
Costs and operating expenses were $81.5 million in the second quarter of 2008, a decrease of $0.1 million from the second quarter of 2007. Costs and operating expenses in the second quarter of 2008 included a $5.9 million decrease in Majestic America Line operating costs. This decrease was offset by a $2.4 million increase in operating costs for Windstar Cruises and a $3.4 million increase in costs in the marine division, primarily due to the increase in cost of marine revenue resulting from increased revenues generated during the period.
The Company reported other expense for the quarter ended June 30, 2008 of $1.4 million compared to $0.5 million for the three months ended June 30, 2007. Other income (expense) for the quarter ended June 30, 2008 included $1.1 million in interest expense related to our convertible debt and $0.5 million in interest expense related to our ship financing, partially offset by interest and dividend income of $0.3 million.

Comparison of Year-To-Date Results
Revenues in the first six months of 2008 were $137.4 million compared to $113.1 million in the first six months of 2007, an increase of $24.3 million. Cruise revenues increased $16.2 million primarily due to the addition of the first quarter revenue in 2008 from Windstar Cruises which was acquired in April 2007. Marine revenues in the first six months of 2008 increased $8.6 million over the first six months of 2007 as a result of an increase in the number of projects completed within Bellingham Marine, the Company’s marina construction business. Our travel, incentive and event related revenue increased $0.3 million in the first six months of 2008 over the same period in 2007 primarily due to an increase in program volume. These increases were offset by a decrease of $0.8 million in insurance premiums earned on existing insurance programs as a result of not entering into any new programs in 2008.
Costs and operating expenses were $149.7 million in the first six months of 2008, compared to $128.2 million in the first six months of 2007, an increase of $21.5 million. This increase was primarily due to a $13.9 million increase in total cruise operating expenses, related to costs associated with the first quarter revenues of Windstar Cruises as these amounts were not included in the 2007 results due to the acquisition completing in April 2007. Costs in the marine division increased $8.6 million, primarily due to the increase in cost of marine revenue resulting from increased revenues generated during the period.
The Company reported other expense for the six months ended June 30, 2008 of $2.2 million compared to $1.1 million for the six months ended June 30, 2007. Other income (expense) for the six months ended June 30, 2008 included $2.2 million in interest expense related to our convertible debt and $1.5 million in interest expense related to our ship financing, partially offset by interest and dividend income of $0.8 million and insurance recoveries of $0.6 million for the Queen of the West and the Empress of the North related to incidents in 2006 and 2007.

Second Quarter Results and Statistics by Segment
Cruise

	Three Months		Three Months
	Ended June 30, 2008		Ended June 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)

Statistical Information:
Sailing days	337	273	384	252
Passengers Carried	8,171	5,727	11,098	6,491
Occupancy Percentage	67.0%	77.9%	83.7%	92.1%
Passenger Cruise Days	56,922	43,118	73,107	48,111
APCD	84,923	55,328	87,380	52,220
APD	$381	$313	$310	$299

	Three Months		Three Months
	Ended June 30, 2008		Ended June 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)

Revenue	$25,903	$18,778	$26,738	$20,321
Operating Income (Loss)	$(1,001)	$(839)	$(6,091)	$3,110

	Six Months		Six Months
	Ended June 30, 2008		Ended June 30, 2007
	Majestic	Windstar	Majestic	Windstar
	(unaudited)		(unaudited)

Revenue	$30,275	$38,163	$31,940	$20,321
Operating Income (Loss)	$(12,675)	$(558)	$(18,633)	$3,110
The following is additional summary of the Majestic America Line results by vessel for the quarter ended June 30, 2008 (in thousands, except passengers carried and APD):

	Passengers		Net Ticket
	Carried	APD	Revenue
	(unaudited)
Delta Queen	1,652	$385	$4,203
American Queen	3,464	394	9,542

Total Mississippi River	5,116	$391	$13,745

Columbia Queen	1,164	$382	$3,080
Queen of the West	409	398	1,140

Total Columbia River	1,573	$386	$4,220

Empress of the North	1,482	$343	$3,719

Notes:
In April 2008, a fire occurred in the engine room of the Queen of the West while the vessel was cruising between The Dalles and John Day Locks in Oregon. The fire was extinguished with no injuries to guests. The Columbia Queen was brought into service in April earlier than originally scheduled in order to accommodate guests while the Queen of the West underwent repairs. The initial incident sailing and eight additional sailings were cancelled.
On April 29, 2008, the Company announced its intention to sell Majestic America Line. The Company is planning to operate the 2008 season of Majestic America Line while formalizing the plans necessary for conducting the exit of the business in an orderly and effective manner.

The following is summary of the cruise booking trends for each of our brands as of July 21, 2008:

	As of July 21, 2008
	Majestic	Windstar
	(unaudited)
Cruise Booking Trend:
Passengers Booked	23,572	23,719
APD	$369	$307
The following is additional summary of the Majestic America Line booking trends by vessel as of July 21, 2008 compared to the same week in 2007 (in thousands, except passengers carried and APD):

	Passengers		Net Ticket
	Booked	APD	Revenue
	(unaudited)
Delta Queen:
2008	4,234	$367	$11,810
2007	5,114	266	9,248

Increase (decrease)	(880)	$101	$2,562

Percentage change	(17.2)%	37.9%	27.7%

American Queen:
2008	10,612	$369	$27,018
2007	13,923	288	24,871

Increase (decrease)	(3,311)	$81	$2,147

Percentage change	(23.8)%	28.2%	8.6%

Total Mississippi River:
2008	14,846	$369	$38,828
2007	19,037	282	34,119

Increase (decrease)	(4,191)	$87	$4,708

Percentage change	(22.0)%	30.7%	13.8%

Columbia Queen:
2008	3,277	$391	$8,941
2007	3,711	327	8,485

Increase (decrease)	(434)	$64	$456

Percentage change	(11.7)%	19.8%	5.4%

Queen of the West:
2008	2,992	$390	$8,167
2007	4,354	396	12,045

Increase (decrease)	(1,362)	$(6)	$(3,878)

Percentage change	(31.3)%	(1.5)%	(32.2)%

Total Columbia River:
2008	6,269	$391	$17,108
2007	8,065	367	20,530

Increase (decrease)	(1,796)	$23	$(3,422)

Percentage change	(22.3)%	6.4%	(16.7)%

Empress of the North:
2008	2,457	$321	$5,665
2007	5,915	375	15,677

Increase (decrease)	(3,458)	$(54)	$(10,013)

Percentage change	(58.5)%	(14.5)%	(63.9)%

Marine

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue	$31,314	$28,565	$60,666	$52,049
Operating Income	$898	$1,595	$866	$1,821

	As of	As of
	June 30,	December 31,
	2008	2007
	(unaudited)

Marine Backlog	$40,908	$66,704
Travel and Events

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenue	$4,608	$4,476	$8,334	$8,000
Operating Income	$1,038	$1,271	$1,413	$1,632
Cruise Related Terminology
Available Passenger Cruise Days (“APCD”)
APCD’s are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.
Passenger Cruise Days
Passenger cruise days represent the number of passengers carried for the period multiplied by the number of days in their respective cruises.
Occupancy Percentage
Occupancy percentage, in accordance with the cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.
Net Ticket Revenue
Net ticket revenue represents total cruise ticket revenues plus non-discountable amounts, less discounts and commissions.
Average Per Diem (“APD”)
Average Per Diem represents average daily net ticket revenue our passengers pay for their respective cruises.
Conference Call
Ambassadors International, Inc. will host a conference call to discuss the results of operations on Wednesday, July 30, 2008 at 8:30 a.m. Pacific Daylight Time. Interested parties may join the call by dialing (866) 632-2359, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com. For conference replay access, parties may dial (800) 642-1687, conference ID #: 56428064 and follow the prompts or visit www.ambassadors.com. Post-call replay will be available two hours following the completion of our call.

About Ambassadors International, Inc.
Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.
Forward-Looking Statements
This press release contains forward-looking statements, including without limitation, statements regarding anticipated future financial performance and potential utilization of established tax benefits that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions; our ability to successfully and efficiently operate the businesses that we acquire; our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms; our ability to accurately estimate contract risks; our ability to service our debt and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Revenues:
Passenger ticket revenue	$37,983	$41,137	$56,766	$45,980
Onboard and other cruise revenue	6,698	5,922	11,672	6,281
Marine revenue	31,314	28,565	60,666	52,049
Travel, incentive and event related	4,608	4,476	8,334	8,000
Net insurance premiums earned	—	168	5	822

	80,603	80,268	137,443	113,132

Costs and operating expenses:
Cruise operating expenses:
Compensation and benefits	8,639	8,951	13,250	10,763
Passenger expenses	2,983	3,459	4,363	4,218
Materials and services	17,244	14,853	27,119	17,888
Repairs and maintenance	3,721	4,434	5,950	4,751
Other cruise operating expenses	3,849	3,953	6,355	5,031

	36,436	35,650	57,037	42,651
Cost of marine revenue	24,134	22,007	46,679	41,451
Selling and tour promotion	2,617	6,284	9,033	12,808
General and administrative	14,373	14,283	29,372	25,603
Depreciation and amortization	3,917	3,128	7,393	4,688
Loss and loss adjustment expenses, insurance acquisition costs and other operating expenses	68	277	165	992

	81,545	81,629	149,679	128,193

Operating loss	(942)	(1,361)	(12,236)	(15,061)

Other income (expense):
Interest and dividend income	338	1,067	805	1,759
Interest expense	(1,618)	(2,190)	(3,691)	(3,195)
Realized losses on sale of available-for-sale securities	—	—	—	(48)
Other, net	(128)	574	689	384

	(1,408)	(549)	(2,197)	(1,100)

Loss before provision (benefit) for income taxes	(2,350)	(1,910)	(14,433)	(16,161)
Provision (benefit) for income taxes	21	(7,680)	(85)	(13,369)

Net income (loss)	$(2,371)	$5,770	$(14,348)	$(2,792)

Earnings (loss) per share:
Basic	$(0.22)	$0.52	$(1.32)	$(0.25)
Diluted	$(0.22)	$0.48	$(1.32)	$(0.25)

Weighted-average common shares outstanding:
Basic	10,891	11,083	10,889	11,086
Diluted	10,891	13,349	10,889	11,086

The Company operates in the following business segments: (i) Cruise, which includes the operations of Ambassadors Cruise Group, LLC (ii) Marine, which includes the operations of Ambassadors Marine Group, LLC, (iii) Travel and Events, which includes the operations of Ambassadors, LLC, and (iv) Corporate and Other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the operations of Cypress Reinsurance, Ltd and other activities which are not directly related to our operating segments.
Summary of selected financial information is as follows (in thousands):

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Segment Information:
Revenue:
Cruise	$44,681	$47,059	$68,438	$52,261
Marine	31,314	28,565	60,666	52,049
Travel and Events	4,608	4,476	8,334	8,000
Corporate and Other	—	168	5	822

	$80,603	$80,268	$137,443	$113,132

Operating Income (Loss):
Cruise	$(1,840)	$(2,981)	$(13,233)	$(15,523)
Marine	898	1,595	1,866	1,821
Travel and Events	1,038	1,271	1,413	1,632
Corporate and Other	(1,038)	(1,246)	(2,282)	(2,991)

	$(942)	$(1,361)	$(12,236)	$(15,061)

Summary balance sheet information is as follows (in thousands):

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$9,659	$21,998
Restricted cash	40,524	31,084
Available-for-sale securities	217	2,514
Accounts receivables and other receivables, net	34,507	40,798
Costs in excess of billings on construction contracts	10,438	8,410
Premiums receivable	7,112	10,188
Reinsurance recoverable	672	1,148
Inventory	6,951	5,751
Deferred income taxes	—	1,262
Prepaid costs and other current assets	12,685	8,530

Total current assets	122,765	131,683
Property, vessels and equipment, net	216,706	219,793
Goodwill	9,181	9,181
Other intangibles, net	11,407	11,152
Other assets	4,408	4,680

Total assets	$364,467	$376,489

Liabilities:
Current liabilities:
Accounts payable	$34,206	$36,564
Passenger and participant deposits	58,926	47,067
Accrued expenses	16,628	16,175
Billings in excess of costs on construction contracts	9,318	13,108
Loss and loss adjustment expense reserves	4,437	6,674
Deferred income taxes, net	711	—
Current portion of long term debt	5,049	5,479

Total current liabilities	129,275	125,067
Long term debt, net of current portion and net of discount	159,737	161,584
Long term deferred tax liabilities	194	1,676
Long term passenger and participant deposits	5	35

Total liabilities	289,211	288,362

Stockholders’ equity	75,256	88,127

Total liabilities and stockholders’ equity	$364,467	$376,489